PALOMAR HOLDINGS, INC.

NOTICE OF GRANT OF PERFORMANCE STOCK UNITS

(For U.S. Participants)

Palomar Holdings, Inc. (the “Company”) has granted to the Participant an award (the “Award”) of certain Performance Stock Units pursuant to the Palomar Holdings, Inc. 2019 Equity Incentive Plan (the “Plan”), each of which represents the right to receive on the applicable Settlement Date one (1) share of Stock, as follows. Capitalized terms used herein and not otherwise defined have the meanings set forth in the Plan or the Performance Stock Units Agreement.

Participant: Employee ID:
Date of Grant:
Target Number of Units:	TOTAL_SHARES_GRANTED, (each a “Unit”), subject to adjustment as provided by the Performance Stock Units Agreement. Each Unit shall be a Performance Share for purposes of the Plan.

Performance Period
Maximum Number of Units:	% of Target Number of Units

Settlement Date:

Except as provided by the Performance Stock Units Agreement, the date on which a Unit becomes a Vested Unit.

Participant’s continued Service from the Vesting Start Date through .

Subject to Participant’s satisfaction of the Service Vesting Condition [and further subject to the terms in the Employment Agreement,] the number of Vested Units (disregarding any resulting fractional Unit) will be equal to the Target Number of Units multiplied by the applicable Payout Level determined by the Committee in accordance with the Performance Vesting Criteria set out in Attachment 1 to this Grant Notice (the “Performance Vesting Conditions”) for:

(i)         the one-year Performance Period commencing on , and ending on , with respect to % of the Target Number of Units, which are eligible to vest subject to the level of attainment of the during such Performance Period;

(ii)         the three-year Performance Period commencing on , and ending on , with respect to % of the Target Number of Units which are eligible to vest subject to the level of attainment of the performance metric during such Performance Period; and,

(iii)         the applicable , as further specified in the Performance Vesting Conditions.

For the avoidance of doubt, no Units will become Vested Units unless each of the Service Vesting Condition and the Performance Vesting Conditions are both met with respect to such Units as determined by the Compensation Committee.

Vesting Start Date:
Service Vesting Condition: Vested Units:
Superseding Agreement:	None
Tax Withholding:

All tax withholding obligations shall be satisfied by deducting from the shares of Stock otherwise deliverable to the Participant in settlement of the Award as permitted by Section 7.2 of the Agreement.

By their signatures below or by electronic acceptance or authentication in a form authorized by the Company, the Company and the Participant agree that the Award is governed by this Grant Notice and by the provisions of the Performance Stock Units Agreement and the Plan, both of which are made a part of this document, and by the Superseding Agreement, if any. The Participant acknowledges that copies of the Plan, the Performance Stock Units Agreement and the prospectus for the Plan are available on the Company’s internal web site and may be viewed and printed by the Participant for attachment to the Participant’s copy of this Grant Notice. The Participant represents that the Participant has read and is familiar with the provisions of the Performance Stock Units Agreement and the Plan, and hereby accepts the Award subject to all of their terms and conditions.

PALOMAR HOLDINGS, INC.
By:

Address:	7979 Ivanhoe Avenue, Suite 500
La Jolla, CA 92037